UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant  ☑                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to (§)240.14a-12

GameStop Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

VOTE ON THE BLUE PROXY CARD

GameStop Recommends Stockholders Vote the BLUE Proxy Card to Support ALL

of GameStop’s Independent, Experienced and Highly Qualified Directors

GameStop Highlights its History of Extensive Engagement with Stockholders and Thorough Recent

Board and Management Refreshment Measures

GRAPEVINE, Texas, May 11, 2020 (GLOBE NEWSWIRE) — GameStop Corp. (NYSE: GME) (the “Company”) today issued a letter to stockholders reiterating its history of extensive engagement with all stockholders, including Hestia Capital Partners, LP and Permit Capital Enterprise Fund, LP (“Hestia Capital” and “Permit Capital,” or collectively, the “Dissident Stockholders”), and outlining the significant steps it has taken to comprehensively refresh its Board, management team, and corporate governance practices within the last two years. The letter urges stockholders to use the BLUE proxy card to vote “FOR ALL” of GameStop’s 10 highly qualified director nominees in connection with the Company’s upcoming Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 8:00 a.m. CT on June 12, 2020.

•

Leading up to the Annual Meeting, your Board has proactively engaged with stockholders, including the Dissident Stockholders, representing 87% of our outstanding shares as of April 20, 2020, and directly received favorable stockholder feedback and encouragement for GameStop’s Board refreshment, corporate strategy, capital allocation and corporate governance initiatives

•

Even though your Board has appointed five new independent directors with highly valuable and relevant skillsets within the last two years (including two appointed pursuant to the cooperation agreement entered into in 2019 with the Dissident Stockholders), the Dissident Stockholders continue to press their transparently self-motivated argument that your newly refreshed Board requires two additional candidates, both of whom lack necessary skillsets and relevant expertise

•

Your Board recruited GameStop’s new management team in 2019, and they are successfully executing GameStop’s turnaround strategy and steering the Company through the COVID-19 crisis with prudent decision making on capital allocation, debt reduction and protecting and enhancing our brand

The full text of the letter from Kathy Vrabeck, the Lead Independent Director to the Company’s stockholders follows:

Dear GameStop Stockholders,

Thank you, as always, for your investment in GameStop. You will face a decision that poses significant implications for the future of our Company at our 2020 Annual Meeting of Stockholders scheduled for June 12, 2020 (the “Annual Meeting”). Hestia Capital Partners, LP and Permit Capital Enterprise Fund, LP (“Hestia Capital” and “Permit Capital,” or collectively, the “Dissident Stockholders”) are running a costly and distracting proxy fight in an attempt to remove two of your highly qualified independent directors

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

VOTE ON THE BLUE PROXY CARD

who bring valuable experience and continuity to your Board. Your Board urges you to discard any White proxy card you may receive from the Dissident Stockholders and to use the BLUE proxy card to vote “FOR ALL” of GameStop’s 10 director nominees.

GameStop’s Focus on Stockholder Value vs. the Dissident Stockholders’ Selfish and Misguided Opportunism

Your Board has consistently demonstrated that it is focused on delivering returns to stockholders. In June 2018, your Board initiated a comprehensive review of strategic and financial alternatives to ensure that GameStop would deliver maximum value to stockholders. As part of this strategic review, GameStop announced on November 21, 2018 its decision to sell the Spring Mobile business for $700 million, generating immediate cash proceeds and enabling the Company to increase our focus on serving our customers’ entertainment needs across video games and collectibles.

On February 12, 2019, less than a month after completing the Spring Mobile sale, Hestia Capital submitted a letter to your Board “urging” the Company to immediately fund a $500 million to $700 million share buyback program when the share price was at $11.55 (closing price 2/12/19). In the same letter, Hestia Capital’s Kurtis J. Wolf – who has nominated himself in this year’s proxy contest to replace one of your highly qualified independent directors – called for the Company to de-emphasize debt reduction, demanding your Board aggressively pursue a short-term strategy of using almost the entirety of the cash proceeds from the Spring Mobile sale to buy back its shares. Mr. Wolf made this demand notwithstanding that the Company had an outstanding debt balance of over $800 million. Your Board instead implemented a more prudent capital allocation strategy. In response, the Dissident Stockholders proceeded to nominate their own director candidates who would pursue their aggressive financial engineering aims.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

VOTE ON THE BLUE PROXY CARD

In hindsight, the Dissident Stockholders’ proposal would have been disastrous. Fortunately, your Board first paid down $350 million of notes due October 1, 2019, judiciously bought back shares at a weighted average cost of $5.21 per share to return around $200 million to stockholders and reduced the Company’s debt by an additional $51.8 million (bringing total 2019 debt reduction to over $400 million). This deliberate and thoughtful plan was a more prudent and balanced capital allocation strategy that has strengthened GameStop’s balance sheet and better positioned the company for long-term success, which inures to the benefit of all stockholders.

GameStop’s capital allocation and operationally-driven working capital strategy have directly enabled us to navigate the COVID-19 pandemic with increased financial flexibility, a stronger balance sheet, and sufficient liquidity to protect and enhance stockholder value. As you consider how to vote your shares, we urge you to consider the disastrous financial position the Company would be in today had your Board pursued the Dissident Stockholders’ short-term focused and self-serving buyback strategy.

GameStop’s New & Reinvigorated Board and Management Team

The Dissident Stockholders’ reason for initiating this proxy fight—that your Board requires additional refreshment and lacks an independent stockholder voice—is baseless. Your Board firmly believes in a diversity of perspectives and experience within the boardroom and appreciates constructive stockholder input into Board and management refreshment. Rest assured that your Board has been proactively engaging with numerous stockholders (including the Dissident Stockholders) to receive their collective input and ensure that the next phase of refreshment would represent all our stockholders’ interests and objectives. Your Board held discussions with stockholders, who as of April 20, 2020, represent approximately 87% ownership of our outstanding shares. Acting upon direct stockholder feedback, your Board identified and onboarded directors with the qualifications and experience that promote and complement GameStop’s transformation plan.

In the span of two years, your Board’s proactive refreshment process has included:

•	The 2019 appointment of two new independent directors pursuant to the Cooperation Agreement with the Dissident Stockholders;

•

The March 2020 appointment of three new independent directors, William Simon, James Symancyk and Reginald Fils-Aimé, who collectively bring significant retail, gaming, turnaround, digital and omnichannel expertise that complements the incumbent directors’ skillsets;

•	The March 2020 announcement that four incumbent directors, Dan DeMatteo, Steve Koonin, Gerald Szczepanski and Larry Zilavy, would retire at the 2020 Annual Meeting;

•	The March 2020 announcement of Lead Independent Director Kathy Vrabeck’s appointment as Board Chair, effective following the 2020 Annual Meeting; and

•	The March 2020 announcement that, to ensure comprehensive and detailed knowledge transfer, two more incumbent directors, Thomas Kelly and Jerome L. Davis, will retire at the 2021 Annual Meeting.

Following the 2020 Annual Meeting:

•	9 out of 10 directors will be independent, and

•	7 out of 10 directors will have Board tenures of 2 years of less.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

VOTE ON THE BLUE PROXY CARD

In addition to the thoroughly refreshed Board, your Board appointed George Sherman as Chief Executive Officer in April 2019, and announced new leadership appointments and an enhanced organizational structure in May 2019, including appointing Jim Bell as Chief Financial Officer and creating new Chief Merchandising Officer and Chief Customer Officer roles.

Under the leadership of this refreshed executive management team, GameStop continues to successfully implement its “GameStop Reboot” transformation plan. Of note, the GameStop leadership team has already achieved an approximately $130 million reduction in adjusted SG&A by the end of FY 2019, in addition to several other ongoing strategic initiatives.

The Dissident Stockholders’ Selfish Campaign and Lack of Constructive Engagement

Despite the differences in perspectives, in early 2019, the Board approved entering into a Cooperation Agreement with the Dissident Stockholders to avoid wasting valuable stockholder capital on a costly and unnecessary proxy fight, and your Board has continued to make efforts to engage constructively with the Dissident Stockholders ever since.

Representatives of the Company met with the Dissident Stockholders in person and by phone several times throughout 2019 to discuss their feedback, and the Dissident Stockholders have been given significant access to and input into the Board refreshment process. Rather than take advantage of this significant opportunity to constructively participate in the Board refreshment process, the Dissident Stockholders single-mindedly reiterated their desire to directly insert themselves onto your Board, without regard for the requisite criteria for director skillsets or the recent Board refreshment—even though we already provided them with representation by settling with them in 2019 and adding their nominee to your Board.

Importantly, Lizabeth Dunn, who was selected by the Dissident Stockholders to be appointed to your Board pursuant to the Cooperation Agreement, has refused to join the Dissident Stockholders’ slate this year because she believes in our current strategy and leadership and supports your Board’s director nominees.

Your Board would welcome open and constructive engagement with the Dissident Stockholders, as we value all stockholders’ feedback. Unfortunately, the Dissident Stockholders have consistently dismissed your Board’s good-faith efforts to solicit and respond to their feedback and instead persist in nominating two candidates with significantly limited skillsets to your Board, pursuing their self-interested aims at the cost of all other GameStop stockholders’ long-term interests.

Our Board refreshment process has been both thoughtful and deliberate in incorporating our stockholders’ collective feedback and policy perspective, that stockholder value is not created simply by adding a new board member and that skillset, experience, chemistry, and continuity all matter. Being a stockholder, by itself, does not make a candidate qualified to serve on your Board. In contrast to GameStop’s directors, who possess strong financial, operational, retail, video game and omnichannel experience, among other relevant skills, the Dissident Stockholders have nominated two candidates, both of whom severely lack the qualifications and experience necessary to execute the Company’s ongoing transformation plan.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

VOTE ON THE BLUE PROXY CARD

The Choice is Clear- Please VOTE on the BLUE Proxy Card

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR ALL” OF YOUR BOARD’S 10 NOMINEES USING THE ENCLOSED BLUE PROXY CARD.

Vote your shares FOR ALL of the 10 director nominees proposed by your Board, via the Internet or telephone or by mail by promptly marking, signing and dating the enclosed BLUE proxy card and returning it in the enclosed postage-paid envelope.

Please do not return or otherwise vote any White proxy card sent to you by the Dissident Stockholders.

No matter how many shares you own, your vote is extremely important. Please act today and make your voice heard regarding the future of the Company by supporting your Board and management team.

We believe that GameStop’s highly qualified and experienced Board of Directors is best-positioned to oversee the continued successful execution of GameStop’s Reboot plan and deliver substantial value to ALL of our stockholders. On behalf of the Board of Directors and our management team, thank you for your continued support and your investment in GameStop.

Sincerely,

Kathy Vrabeck, Lead Independent Director

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current beliefs, views, estimates and expectations, including as to the Company’s industry, business strategy, goals and expectations concerning its market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information, including expectations as to future operating profit improvement. Such statements include without limitation those about the Company’s expectations for fiscal 2020, future financial and operating results, projections, expectations and other statements that are not historical facts. All statements regarding targeted and expected benefits of our transformation, the GameStop Reboot plan, capital allocation, profit improvement and cost-savings initiatives, and expected fiscal 2020 results, are forward-looking statements. Forward-looking statements are subject to significant risks and uncertainties and actual developments, business decisions and results may differ materially from those reflected or described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those reflected or described in the forward-looking statements: the uncertain impact, effects and results of pursuit of operating, strategic, financial and structural initiatives, including the GameStop Reboot strategic plan; volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital and credit; the impact of the COVID-19 outbreak on

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

VOTE ON THE BLUE PROXY CARD

capital markets and our business; our inability to obtain sufficient quantities of product to meet consumer demand, including due to supply chain disruptions on account of trade restrictions, political instability, COVID-19, labor disturbances and product recalls; the timing of release and consumer demand for new and pre-owned products; our ability to continue to expand, and successfully open and operate new stores for our collectibles business; risks associated with achievement of anticipated financial and operating results from acquisitions; our ability to sustain and grow our console digital video game sales; our ability to establish and profitably maintain the appropriate mix of digital and physical presence in the markets we serve; our ability to assess and implement technologies in support of our omnichannel capabilities; the impact of goodwill and intangible asset impairments; cost reduction initiatives, including store closing costs; risks related to changes in, and our continued retention of, executives and other key personnel and our ability to attract and retain qualified employees in all areas of the organization; changes in consumer preferences and economic conditions; increased operating costs, including wages; disruptions to our information technology systems including but not limited to security breaches of systems protecting consumer and employee information or other types of cybercrimes or cybersecurity attacks; risks associated with international operations; increased competition and changing technology in the video game industry; changes in domestic or foreign laws and regulations that reduce consumer demand for, or increase prices of, our products or otherwise adversely affect our business; our effective tax rate and the factors affecting our effective tax rate, including changes in international, federal or state tax, trade and other laws and regulations; the costs and outcomes of legal proceedings and tax audits; our use of proceeds from the sale of our Spring Mobile business; and unexpected changes in the assumptions underlying our outlook for fiscal 2020. Additional factors that could cause our results to differ materially from those reflected or described in the forward-looking statements can be found in GameStop’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 (the “10-K”) filed with the SEC and available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com. Forward-looking statements contained in this press release speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Additional Information

On April 28, 2020, the Company filed a definitive proxy statement on Schedule 14A and form of associated BLUE proxy card with the SEC in connection with its solicitation of proxies for its 2020 Annual Meeting of Stockholders (the “Annual Meeting”). The definitive proxy statement is also being mailed to the Company’s stockholders beginning on or about April 28, 2020. INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ACCOMPANYING BLUE PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the proxy statement (including any amendments or supplements thereto) and other documents filed with the SEC through the website maintained by the SEC at www.sec.gov. Copies will also be available at no charge in the “Investor Relations” section of the Company’s website, http://news.gamestop.com/home.

Participants in the Solicitation

The directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders in connection

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope

VOTE ON THE BLUE PROXY CARD

with the matters to be considered at the Annual Meeting. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Company’s stockholders in connection with the Annual Meeting can be found in the definitive proxy statement filed on April 28, 2020 and the 10-K, each of which is available at the SEC’s Internet site at http://www.sec.gov or http://investor.GameStop.com.

Media Contact:

Phil Denning, ICR Inc.

(646) 677-1258

Phil.Denning@icrinc.com

Investor Contact:

GameStop Corp. Investor Relations

(817) 424-2001

investorrelations@gamestop.com

About GameStop

GameStop Corp., a Fortune 500 company headquartered in Grapevine, Texas, is the world’s largest video game retailer, operates approximately 5,500 stores across 14 countries, and offers the best selection of new and pre-owned video gaming consoles, accessories and video game titles, in both physical and digital formats. GameStop also offers fans a wide variety of POP! vinyl figures, collectibles, board games and more. Through GameStop’s unique buy-sell-trade program, gamers can trade in video game consoles, games, and accessories, as well as consumer electronics for cash or in-store credit. The company’s consumer product network also includes www.gamestop.com and Game Informer® magazine, the world’s leading print and digital video game publication. General information about GameStop Corp. can be obtained at the Company’s corporate website. Follow @GameStop and @GameStopCorp on Twitter and find GameStop on Facebook at www.facebook.com/GameStop.

The GameStop Board Recommends Stockholders

Vote on the BLUE Proxy Card, via the internet or telephone or by mail by promptly Signing and Dating the enclosed BLUE Proxy Card and Returning it in the enclosed postage-paid envelope